AGREEMENT

FOR

  A FIXED WING AEROMAGNETIC/RADIOMETRIC SURVEY

1.	NEW-SENSE GEOPHYSICS LIMITED ("NSG"), with its corporate offices at

7750 Bayview Ave..

Thornhill, Ontario, Canada

L3T 4A3

Telephone: 905-370-1997

agrees to carry out airborne geophysical services on behalf of

UREX ENERGY CORP ("Client"), with its offices at:

10580 N McCarran Blvd

Suite 115-208

Reno, NV 89503

Tel: 775-721-8883

in accordance with the following description, terms and conditions.

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2.	SURVEY AREA

A Fixed Wing airborne magnetic/spectrometerr survey is to be carried out on the Client’s project areas near Gan Gan Argentina. There is one block with coordinates as listed below (see appendix 1 for maps showing the areas):

Block Urex
WGS84 Zone 19S

X	Y
533907	5230258
533907	5225939
536806	5225939
536806	5200270
528377	5200270
528396	5183272
517513	5183286
517513	5175560
517084	5175560
517084	5165564
485526	5165564
485526	5181557
487825	5181557
487825	5175560
499821	5175560
499821	5181557
505818	5181557
505818	5195552
510816	5195552
510816	5203048
514614	5203048
514614	5209535
516841	5209530
516814	5221541
526810	5221541
526810	5230258
Area	1345
km. of TL	13447
km. of CL	672
Total km.	14119

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3.	TECHNICAL SPECIFICATIONS FOR AIRBORNE SURVEY

3.1	Traverse and Control lines

Block Urex

Traverse Line Direction:	North-South
Traverse Line Interval:	100m
Control Line Direction:	East West
Control Line Interval:	2000 m
Estimated Line Kilometers:	14119km (traverse and control lines)
Minimum line length:	10km
Mean Terrain Clearance:	100m*
Sampling Interval:	Magnetics 10 samples/second
Radiometrics 1 sample/second

*Note: The 100 metre flight height will be subject to an on sight safety audit. In any event, the flight height will be subject to pilot safety concerns.

Actual number of survey line kilometers will be those flown and delivered that fall inside the survey boundaries as listed above or modified in cooperation with the client.

3.2	Tolerances

3.2.1	Traverse line separation

Reflights will be carried out at NSG's expense, if at any time two lines are closer than 75m or further apart than 125 for more than 3000m, then that portion of the line will be reflown. There will be no crossing traverse lines permitted

3.2.2	Control line spacing

Control lines will be surveyed at an average interval as specified but may be located to avoid, where possible, areas of strong magnetic gradient.

3.2.3	Flight Height

The aircraft containing the magnetometer sensor, radar altimeter antenna, and GPS antenna will be maintained at a mean terrain clearance of 100m +/-15% over 3000m

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where feasible depending on aircraft performance, terrain and the pilot judgment with respect to safety considerations, otherwise a reflight will be flown at NSG's expense.

3.2.4 Missing or Substandard Data

Data will be recorded digitally in the aircraft and by the ground station. Isolated errors, spikes and short non-sequential gaps consisting of no more than 2 seconds will be corrected by interpolation, providing no similar data gaps exist on nearby sections of adjacent flight lines.

3.2.5 GPS

Raw GPS will be used for navigation.

3.2.6 Diurnal

Magnetic diurnal activity will be monitored at the base station. If the magnetic activity exceeds 20 nT in 2 mins. a flight will not comence until the activity has returned to levels below this (the limit will be reviewed if diurnal is preventing flights more than once a week). Once a flight has started it will not be called back for diurnal activity. The magnetic data will be reviewed and if there is diurnal activity of a frequency that could be confused with the target anomaly frequency and there are anomalies of interest on the effected lines then the section of line effected will be marked for reflight.

3.2.7 Online magnetic data

The maximum high frequency noise envelope of the post compensation data will not exceed +/-0.1nT as measured on the 4th difference of the post compensated data.

3.2.8 Spectrometer

Spectrometer failure will constitute grounds for re-flight. No missing data.

3.2. 9 Re-flights

Any flight lines or parts of flight lines with data outside the above tolerances will be re-flown at the NSG’s expense. All re-flown lines or portions of lines will be tied to the closest control lines at both ends.

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4.	AIRBORNE AND GROUND INSTRUMENTATION

4.1	Aircraft Type

The survey aircraft will a Piper Navajo. The aircraft will be equipped with a tail stinger, with a Cesium magnetometer mounted in it. The survey velocity will be about 240km/hr yielding a distance between samples of approximately 6.7 metres at 0.1 second sampling.

4.2	Geophysical Flight Control System

A geophysical flight control system, designed and built by New-Sense Geophysics Limited will be provided. This system will control, monitor and record the operation of all the geophysical and ancillary sensors.

4.3	Airborne Magnetometer

The magnetometers will be cesium sensors, operated in strap down tail stinger mount. The orientation of the sensor is adjustable, to provide optimum coupling with the earth’s field on reciprocal headings. The magnetometer has a sensitivity of better than 0.01 nT at a sampling interval of 0.1 s. The magnetometer has the capability to measure ambient magnetic fields in the range of about 100 to more than 1,000,000 nT.

The airborne magnetometer is supplemented with an 18 term digital compensation system that uses the input from a 3-axis fluxgate to determine the aircraft’s attitude and rate of change with respect to the earth’s magnetic field. The compensation system identifies the permanent, induced and eddy current magnetic contributions of the aircraft and provides a correction to be applied to the raw magnetic data to remove the maneuver noise.

A FOM will be calculated by summing the absolute errors of each of the 12 maneuvers and will be less than 1.5nT.

The maximum high frequency noise envelope of the post compensation data will not exceed +/-0.1nT.

4.4	Ground Magnetometer

A GEM GSM-19 overhauser type magnetometer (or client accepted substitute) will be operated at the base of operations within or near the survey area in an area of low magnetic gradient and free from cultural noise. The sensitivity of the ground magnetometer will be better than 0.1 nT. Data will be recorded continuously every 1 second or better throughout the survey operations in digital form. Both the ground and airborne magnetic readings are automatically time stamped with GPS time to within

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0.005 seconds ensuring a very high degree of correlation based on broadcast GPS satellite time.

4.5	Spectrometer

The Spectrometer will be a Radiations Solutions Inc. RS-500 system with 16L down and 4L up. The sample rate will be once every second. The spectrums will also be recorded.

4.6	Altimeters

A radar altimeter will be operated in the aircraft throughout the survey to provide ground clearance information. The altitude will be recorded every 0.1 second or better.

4.7	Electronic Navigation

A 12 channel GPS navigation system will be used for navigation and flight path recovery. Raw satellite data is recorded on both the airborne and base station systems to facilitate post flight differential corrections.

4.8	Field Data Verification System

New-Sense will provide a complete PC based magnetic map compilation facility, to serve as a field verification system The PC computer based system is equipped with all the software necessary to produce preliminary data images in the field. Data will be provided to the client in a GeoSoft format.

The digital data records will be verified at the project site to confirm that data recording has taken place within specifications. All raw digital data recorded in flight and on the ground station magnetometer will be duplicated on site to prevent loss, and stored in separate locations.

In the base where there is e-mail connection, data will be sent on a daily basis for further examination in the head office where areas of infill will be chosen.

5.	INSTRUMENT CHECKS AND CALIBRATIONS

Failure to meet the specifications in any check or calibration test will be cause for corrective action by NSG or approval of the Client before survey operations can be undertaken.

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5.1	Magnetometer

Figure of Merit (FOM)

A test will be flown on-site prior to the survey to determine the FOM of the installed magnetometer. The system will be flown on the four cardinal headings doing a pitch (5 degrees), roll (10 degrees), and yaw (5 degrees), maneuver on each. The FOM will be calculated by summing the absolute errors of each of the 12 maneuvers and will be less than 1.5nT.

Lag test

The magnetometer lag with respect to the GPS system will be determined prior to the survey by passes in opposite directions at standard speed and height over a clearly identifiable strongly magnetic object.

5.2	Altimeter

Checks of the radar altimeter calibration will be undertaken above the base airstrip or some other suitable location with known elevation and flat terrain.

5.3	Spectrometer

Aircraft and Cosmic Background

A Flight of gamma spectrometer and altimetry recording is to take place at approximate GPS altitudes of 5000’, 6000’, 7000’, 8000, 9000’, 10000’ a.s.l. preferably over water or, if over land, not within 3000’ of ground level. The exact altitude at each level is not crucial provided it is maintained as closely as possible once data recording has commenced at each altitude. Data is to be recorded for at least 10 minutes at each altitude

Data is to be processed to determine the X-Y (cosmic vs K or U or Th) relationship Y = a + bX, where

a = aircraft background

b = cosmic correction factor

Y = element count

X = cosmic count

Height Attenuation Calibrations.

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Height attenuation coefficients will be determined in a flight over a suitable test range.

The data acquisition is to follow the procedural outline below:

The flight is to take place with the aircraft in normal survey mode at a range of terrain clearances between 61 metres (200 feet) and 243 metres (800 feet) at 100 feet intervals.

Data to be acquired will consist of all data normally acquired on survey flights.

Spectrometer data from the test range will to be processed. This is to include correction for aircraft and cosmic background, correction of altitude and correction for Compton effect

The height attenuation coefficients for the system are to be then determined for each of the four channels by fitting to the height attenuation algorithm for a uniform earth

6.	DATA RECORDS

6.1	Digital Records

The airborne data acquisition system will record the following information digitally in a format that enables the recording of each variable over its full dynamic range:

GPS time (used as fiducial number )

GPS latitude, longitude or UTM easting, northing and elevation above ellipsoid

GPS raw satellite range information

Raw magnetic total field (One sensor)

Calibrated radar altimeter output

Three Fluxgate channels

Six Spectrometer Channels (Tc,U, K,Th,Cocmic, and UpU)

Spectrometer 256 channel spectrum

The base station will record the following information digitally in a format that enables the recording of each variable over its full dynamic range.

GPS time (used as fiducial number )

GPS raw satellite range information

Raw magnetic total field

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All survey parameters including raw magnetic total field, electronic positioning, radar altimeter, and time and fiducial markers will be recorded digitally during data acquisition in flight. The magnetic base station will record total magnetic field and GPS time.

The data acquisition system organizes the data in a form directly suited to building the processing database. This digital file structure has for each traverse and control line a unique line number and segment number. The base station magnetic profile and differentially corrected GPS coordinates are added to the database using GPS time for alignment.

7.	DATA COMPILATION AND MAP PRESENTATIONS

The New-Sense Field-Mapper PC based computer compilation system will be used to process the collected geophysical data on-site as the survey progresses. The 'on-site' processing will enable the Client to review the magnetic data to evaluate targets to make a qualified decision regarding any changes to the survey quantity and size. This will allow the selection of “in-fill” areas as the survey progresses. On-site preliminary field maps will be produced if necessary to aid this evaluation using a desk top printer.

Final Processing will include the following processes:

Magnetic Data Processing

Levelling

Base Station Diurnal Removal – The base station will be use as a guide to the magnetic diurnal activity. The areas are too far from the base to apply a direct base station correction and thus none will be made.

Systematic Leveling - This function reconstitutes the diurnal variation from intersection data. This process is an automatic process in which, firstly, base shifts are estimated for each flight and tie line by examination of traverse tie intersection differences on a flight time order. The estimated differences are applied and the differences recomputed. This process is iterated until convergence is achieved. Secondly, after base shift adjustment, higher frequency diurnal variation is estimated using a similar technique to the above but with estimation of variation with polynomial curves.

Discreet Leveling - This function is used to correct high frequency diurnal variation which cannot be resolved with smoothly varying polynomial curves (the higher frequency variations leave "random" errors at the intersections). The function is applied after systematic leveling, intersection fiducial adjustment and recomputation of systematic leveling.

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It reduces intersection difference to a user specified minimum or better. The process distributes the errors out smoothly between traverses and ties with a least squares process that minimizes the corrections slopes applied to line segments.

Application of Intersection Corrections - This function applies the correction values generated by the above process to the flight line sensor data.

Gridding

Line Gridding Function - This function grids profile line data with a bi-cubic spline technique.

Grid Filtering Functions - Each of the girding functions includes filtering functions. The following types of filters may be used: Gaussian, polynomial or frequency filters. Any filtering applied will be described in the Operations Report.

8.	FINAL PRODUCTS

All final maps will be plotted on a UTM map projection using the WGS84 spheroid or a system provided by the Client. Both UTM and geographical graticules will be shown. Map sheet layouts will be determined in consultation between NSG and the Client. The metric system of measurement will be used for all maps.

8.1	Magnetic contour maps

Total magnetic intensity colour contour maps based on the gridded data at a scale of 1:250,000 will be delivered in 2 copies. The maps will include the flight paths with fiducials.

8.2	Calculated Vertical Gradient

Calculated Vertical Gradient colour contour maps based on the gridded data at a scale of 1:250,000 scale in 2 copies. The maps will include the flight paths.

8.2	Ternary Spectometery

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Ternary Spectometry colour maps based on the gridded data at a scale of 1:250,000 scale in 2 copies.

8.4	Digital data

The digital data is the primary product of this survey. The final processed line and grid data will also be delivered on CD-ROM or DVD. Full descriptions of the digital data formats will be included in the final processing report and as text files on each disk. The files will be compatible with GeoSoft Montaj, as grids using a suitable cell size, and separate comprehensive Geosoft databases for magnetic and radiometric data, to include all raw and processed channels. Database contents to be agreed with the Client.

9.	FINAL REPORT

On completion of the data compilation, a final operational report will be delivered along with the final maps.

10.	TIME SCHEDULE

The project is scheduled to start near the beginning of May, 2007. Block Urex will take about 35 day

In the event that the survey is started but is then postponed due to bad weather conditions, in particular snow cover, the survey will be resumed in the spring at no extra cost the Client. No standby charges will apply during this period of suspension for weather.

11.	TERMINATION

In the event that the geophysical equipment becomes inoperable, NSG will proceed with diligence to rectify the problem within a reasonable period of time. If within the aforementioned period of time NSG fails to rectify the problem, the Client may, at their discretion, terminate the work under this Agreement in full or in part. In the event of such termination, the Client shall be obliged to pay NSG for services rendered only up to the date of receipt of a written notice of such termination and for documented expenses incurred by NSG prior to the date of receipt of termination notice, and for reasonable cancellation and demobilization costs.

12.	Local Licenses and Permits

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NSG will take the responsibility for obtaining all local licenses and permits required to perform its services. The Client will be responsible for any licenses or permits that would be valid only in the Client’s name.

13.	CHARGES

Mobilization/Demobilization of crew and equipment

To the first Base of operations	US$ 20,000.00

Block Urex

Survey and map production	US$21.78 per km

Other

DTM processing and map production (optional)	US$	0.50 per km.

Stand-by charges will apply if the survey is delayed by climatic conditions including extreme magnetic storms. The stand-by charge will be US$2800.00/day for any day where no production flying was possible for reasons beyond the control of NSG

Note: These prices are net of all local taxes.

14.	GENERAL CONDITIONS

NSG will carry out the agreed services in a proper and workmanlike manner with a high standard of safety and in accordance with the laws, rules and regulations applicable to the project location.

At all times during the term of this Agreement, the NSG or its subcontractors shall carry and maintain at its own expense, work insurance protection of the kinds and in the minimum amounts set forth below:

•	Employer’s Liability and Workmen’s Compensation insurance to cover employees furnished by NSG including:

(a)	Statutory Workmen’s Compensation benefits in compliance with the laws of the state, province or country in which the aircraft operations under this Agreement will be performed;

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(b)     Employer’s Liability to have limits of not less than $1,000,000 per person, and $1,000,000 per accident;

(c) Employer’s Liability applicable to all provisions outlined above with limits not less than $1,000,000 each person, $1,000,000 each occurrence.

•

Comprehensive General Liability Insurance.  Such insurance shall cover all operations in all provinces, states and countries in which the aircraft operation or services may be performed by NSG hereunder and shall include the following:

(a) Limits of liability: not less than $1,000,000 for death or injury of any one person, $1,000,000 in the aggregate for all persons injured or killed as the result of any one accident, and $1,000,000 for loss of or damage to property resulting from any one accident;

(b)	Contractual liability coverage for NSG’s obligations hereunder;

•

Aviation Liability Insurance to cover aircraft owned, leased, chartered or hired by or on behalf of NSG and used for or in connection with the performance of this Agreement with a combined Bodily Injury and Property Damage limit of not less than $1,000,000 per accident or occurrence.

•	Aviation Hull Insurance to cover aircraft owned or leased by NSG and used for or in connection with the performance of this Agreement.

NSG agrees to indemnify the Client against all liability, damages, and claims imposed by law and arising out of or in consequence of the performance of this agreement, by NSG, its agents, employees or subcontractors.

NSG will not be responsible for delays or nonperformance which are occasioned in whole or in part by force majeure including labor and civil disturbances, acts of God, or any other cause that is beyond its reasonable control.

NSG will hold all information collected by the survey, or provided to NSG by the Client, in the course of the work as confidential.

15.	PAYMENT TERMS

Total estimated cost:

Mob/Demob  US$ 20,000.00

Data collection and processing (14119kmX$21.78)	US$ 307,511.82

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Payment Schedule

An initial payment, due on signing	30% of contract value plus
Mob/Demob

On the completion of the first production flight	30% of contract value

On completion of flying the payment will bring the total paid to      to 90% of total contract

On delivery of final maps and reports	Balance

All invoices are due and payable upon submission at the Client's address indicated in Section 1 of this Survey Agreement. A service charge of 0.4 % per week on unpaid balance is payable on all overdue accounts. Payments will be made by bank transfer.

New-Sense Geophysics Limited	Urex Energy Corp.

W.E.S. (Ted) Urquhart, Ph.D.	Name: Richard Bachman

President	President

Date:	Date: April 10, 2007

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Appendix 1

Survey area

The survey area is in Black and the claim blocks are in reddish brown

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CW1319072.1